HARTMAN COMMERCIAL PROPERTIES REIT
ANNOUNCES FIRST QUARTER 2005 EARNINGS

Houston, Texas - May 13, 2005:

Hartman Commercial Properties REIT (the “Company”) today announced the results of its first quarter of 2005, ending March 31, 2005. The Company is a Houston, Texas based real estate investment trust with 35 income-producing properties, including holdings in the retail, office and industrial/warehouse segments of the commercial property industry. The Company was formed in 1998 through the consolidation of numerous private limited partnerships sponsored by Hartman Management, L.P. For more information on the Company, please contact Hartman’s headquarters at (713) 467-2222 or (800) 880-2212.

On July 28, 2004, the Company changed its state of organization from Texas to Maryland pursuant to a merger into a Maryland real estate investment trust formed by the Company for the sole purpose of this reorganization. In conjunction with this reorganization, each outstanding common share of beneficial interest was converted into 1.42857 common shares of beneficial interest of the surviving Maryland entity. The financial information provided in this announcement reflects adjustments for this recapitalization.

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Net income was $824,444 for the first quarter of 2005, as compared with $739,118 in the first quarter of 2004. This represents $.114 per common share for the first quarter of 2005 as compared with $.105 per common share for the first quarter of 2004.

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Revenues for the first quarter of 2005 were $6,312,640, as compared with $5,486,426 for the first quarter of 2004. This represents a 15.1% increase when comparing the first quarter of 2005 to the same period in 2004.

•	Occupancy for the overall portfolio was reported at 86% for the first quarter of 2005 as compared with 87% for the first quarter of 2004.

The Company was able to increase its net income this quarter by 11% in part because of an ongoing company-wide focus on reducing expenses. First quarter occupancy continued to be in line with similar market segments inside the Houston economy. Of course, future events cannot be known with certainty, but management will be working hard to increase occupancy in the coming months, which, if successful, may result in a gradual increase in the dividend rate during 2005.

Hartman Management
1450 W. Sam Houston Pkwy. North             Suite 100            Houston, Texas 77043     800-880-2212      713-973-8912 FX

The Company offers its shareholders the opportunity to participate in a dividend reinvestment plan, pursuant to which shareholders may have the dividends they receive from the Company reinvested in the Company’s common shares. This plan pertains to shareholders of the Company only, and does not apply to owners of operating partnership units or Hartman Management’s privately sponsored programs. This dividend reinvestment program commenced its operations on February 1, 2005

The Company also reminds all shareholders that the annual meeting of the Hartman Commercial Properties REIT will take place at 3:00pm on Friday June 3, 2005 at the Radisson Hotel in Town & Country, 10655 Katy Freeway Houston, Texas 77024. All shareholders are welcome and encouraged to bring guests. All major company executives will be on hand and our afternoon presentation will be in depth and informative.

Our overriding objectives continue to be minimization of risk, increase of cash flows and consistent appreciation of assets. We are pleased with the performance of Hartman Commercial Properties REIT, and we are gratified by your support and confidence.

We welcome any comments and suggestions you might have.

Sincerely yours,

Allen R. Hartman

P.S. Please send us your email address if you have not already done so. Simply email us at investorrelations@hartmanmgmt.com. Thank you.

Statements about the Company’s outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company's control, that could cause actual results to differ materially from such statements. While the Company believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. Such factors are discussed in the “Risk Factors” section of our Registration Statement on Form S-11, which was declared effective by the Securities and Exchange Commission on September 15, 2004, as subsequently amended. The Company disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of changed assumptions, new information, future events or otherwise.